STRONG INCOME TRUST
                           -STRONG _____________ FUND

                          SHARE SUBSCRIPTION AGREEMENT

To the Board of Trustees of the Strong Income Trust:

     The undersigned purchaser (the "Purchaser") hereby subscribes to _________ shares of beneficial interests, $_________ par value (the "Shares"), of the Strong Income Trust - Strong _____________ Fund in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of _________ Dollars ($__________).

     It is understood that a certificate representing the Shares may be issued to the undersigned at the discretion of an officer of the Strong Income Trust any time after receipt by you of payment therefore, and said Shares shall be deemed fully paid and nonassessable, to the extent provided in the Trust Instrument.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention of reselling or redeeming said Shares.

     Dated and effective this ______ day of ____________________, 20____.

                                 STRONG INVESTMENTS, INC.


                                 By: __________________________________
                                     [name and title]

                                   ACCEPTANCE

     The foregoing subscription is hereby accepted. Dated and effective as of this _____ day of ______________, 20___.

                                 STRONG INCOME TRUST
                                     Strong ____________________ Fund

                                 By: _________________________________
                                     [name and title]


                                 Attest: _______________________
                                         [name]